Exhibit 10.3

EXECUTIVE RETENTION BONUS AGREEMENT

Dear ____________:

On behalf of Whiting Petroleum Corporation and Whiting Oil and Gas Corporation (the “Company”), I am pleased to offer you the opportunity to receive a retention bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, which must occur prior to March 31, 2020, the “Effective Date”).

1. Retention Bonus. Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of $___________ (the “Retention Bonus”) on March 31, 2020. As a condition to receiving the Retention Bonus you hereby (i) waive any and all participation in any annual bonus plan established by the Company for the 2020 calendar year and (ii) agree to forfeit and terminate any equity-based award previously made by the Company to you during calendar year 2020 to the extent the Company concludes in good faith such forfeiture may be implemented consistently with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before the earlier of (A) the effective date of a plan of reorganization approved under Chapter 11 of the Bankruptcy Code or (B) March 30, 2021 (the “Completion Date”), you will be required to repay to the Company within ten (10) business days of such termination 100% of the After-Tax Value of the Retention Bonus. For the sake of clarity, you will not be required to repay any portion of the Retention Bonus if you are employed by the Company on the Completion Date.

2. Definitions. For purposes of this Agreement:

(a) “After-Tax Value of the Retention Bonus” means the aggregate amount of the Retention Bonus net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine in good faith the After-Tax Value of the Retention Bonus, which determination shall be conclusive and binding.

(b) “Cause” means your (i) failure, neglect, or refusal to perform the lawful employment duties related to you position or that have been assigned to you (other than due to Disability); (ii) willful, intentional, or grossly negligent act having the effect of materially injuring the Company’s interest, business or reputation; (iii) violation or failure to comply in any material respect with the Company’s published rules, regulations, or policies and such violation or failure has the effect of materially injuring the Company’s interest, business or reputation; (iv) act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriation or embezzlement of any Company property (whether or not such act constitutes a felony or misdemeanor); or (vi) breach of any material provision of this Agreement or any applicable employment agreement, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company.

(c) “Disability” means, subject to applicable law, any medically determinable physical or mental impairment that (i) renders you unable to perform the duties of your position with the Company and (ii) is expected to last for a continuous period of not less than six (6) months, all as certified by a physician reasonably acceptable to the Company or its successor.

(d) “Good Reason” means the occurrence of any of the following without your consent: (i) a material diminution in your authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report; (iii) a material diminution in the budget over which you retain authority; (iv) a material change in the geographical location at which you must perform services; or (v) a material reduction in your base salary; or (vi) the Company’s material breach of any provision of this Agreement or any applicable employment agreement.

(e) “Qualifying Termination” means the termination of your employment before the Completion Date (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability if, and only if, in the case of any termination pursuant to clauses (i), (ii) and (iii), other than in the case of your death, you execute a release of employment related claims in a form to be provided by the Company (the “Release”), and such Release becomes irrevocable, within 60 days of your termination, in which case the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination. For the sake of clarity, a termination of employment (other than in the case of death) will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case you will be required to repay the After-Tax Value of the Retention Bonus within ten (10) business days after the expiration of the 60-day period.

3. Severance Coordination. You agree that if you incur a Qualifying Termination on or before August 14, 2020, any cash severance or termination pay otherwise payable to you will be reduced on a dollar-for-dollar basis by the amount of the Retention Bonus to the extent the Company concludes in good faith such reduction may be implemented consistently with Section 409A of the Code.

4. Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

5. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

6. Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

7. Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Colorado, without reference to rules relating to conflicts of laws.
8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

10. Section 409A Compliance. The intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.

Very truly yours,

WHITING PETROLEUM CORPORATION

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

Dated:       ____________________

Signature: ____________________